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                                                                    EXHIBIT 99.1



                                                           FOR IMMEDIATE RELEASE

                                                            Contact:  Stan Smith
                                                                  (954) 627-5021


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                        FLORIDA PANTHERS HOLDINGS, INC.
                    ANNOUNCES $300 MILLION PRIVATE PLACEMENT
                          OF SENIOR SUBORDINATED NOTES

                     COMPANY ALSO RECEIVES FIRM COMMITMENT
               FOR A NEW THREE-YEAR $146 MILLION CREDIT FACILITY

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     Fort Lauderdale, Florida (April 5, 1999) -- Florida Panthers Holdings, Inc.
(NYSE:PAW) today announced that it proposes to offer $300 million in aggregate principal amount of senior subordinated notes due 2009 in a private placement pursuant to Rule 144A under the Securities Act of 1933. The net proceeds from the offering, after payment of selling commissions and discounts, and other expenses of the offering, are expected to be used to retire short-term indebtedness. The company also announced that it has received a firm commitment from a financial institution for a new three-year revolving line-of-credit in the principal amount of $146 million.

     The notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any offer, solicitation or sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under applicable securities laws, absent the availability of an exemption from such registration or qualification requirements.

     Florida Panthers Holdings, Inc. owns luxury resort properties in Florida and Arizona. The company's resort portfolio includes the Boca Raton Resort & Club, the Arizona Biltmore Hotel, the Registry Hotel at Pelican Bay, the Edgewater Beach Hotel, the Hyatt Regency Pier 66 Hotel and Marina, the Radisson Bahia Mar Resort and Yachting Center and the Grande Oaks Golf Club. The company also owns the Florida Panthers Hockey Club and has interests in the operations of the National Car Rental Center located in Broward County, Florida, the Miami Arena and two ice skating rinks.




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